Exhibit 21

SUBSIDIARIES OF ALTISOURCE RESIDENTIAL CORPORATION

Altisource Residential, L.P., a Delaware limited partnership
Altisource Residential GP, LLC, a Delaware limited liability company
ARNS, Inc., a Delaware corporation